UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2016

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e) Effective September 15, 2016, Benefitfocus, Inc. (the “Company”) entered into an employment agreement and other related agreements with Jeffrey Laborde, who was appointed Chief Financial Officer effective immediately and as such serves as the Company’s principal financial and accounting officer. He also serves as the Company’s Treasurer and Assistant Secretary. Effective September 15, 2016, the Company’s President and Chief Operating Officer, Raymond August, ceased his additional responsibilities of principal financial and accounting officer of the Company.

Mr. Laborde brings to the Company extensive strategic and financial leadership experience in the technology sector. From June 2015 to July 2016, Mr. Laborde served as the Chief Financial Officer of Infor, Inc. From July 2012 to April 2015, he was the Chief Financial Officer of SumTotal Systems, LLC. Mr. Laborde served the Goldman, Sachs & Co. Technology, Media & Telecom Investment Banking Group as a Managing Director from December 2008 to June 2012 and as a Vice President in the same group from May 2006 to November 2008. Prior to that, Mr. Laborde was a Vice President in Credit Suisse First Boston’s Technology Investment Banking Group and an auditor for Arthur Andersen LLP in its Audit and Business Advisory – Enterprise Group. Mr. Laborde received his MBA from The Wharton School at the University of Pennsylvania and his BS in Commerce, Business Administration and Accounting from Washington and Lee University.

Mr. Laborde is 44 years old and has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which he had a direct or indirect material interest involving in excess of $120,000 since January 1, 2015, the beginning of the Company’s last completed fiscal year.

Mr. Laborde’s employment agreement with the Company provides that his employment is “at will.” His annual base salary is initially $400,000 and he is eligible to participate in the Company’s Management Incentive Bonus Program, with a target bonus of 75% of his base salary. He also has been granted 9,836 performance based restricted stock units (“PRSUs”) that will vest upon the achievement of adjusted EBITDA and compounded annual revenue growth rate goals for the two year period ending December 31, 2017. Vesting of the PRSUs will accelerate upon death or disability in an amount equal to the proportion of days in the performance period worked. Vesting will also accelerate in certain circumstances if there is a change in control of the Company during the performance period. Mr. Laborde has been issued grants of 4,025 and 49,183 restricted stock units (“RSUs”). All of the RSUs will vest in four equal annual installments beginning August 7, 2017, subject to continued employment. Vesting of the RSUs will accelerate in certain circumstances if there is a change in control of the Company. Mr. Laborde is subject to a confidentiality covenant and one year non-competition covenant.

The foregoing summary of the material terms of Mr. Laborde’s employment agreement is subject to the full and complete terms of the employment agreement which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. A copy of the press release regarding the employment of Mr. Laborde is attached hereto as Exhibit 99.1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Effective September 15, 2016, the Company’s Board of Directors approved amendments to the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”). The Bylaws provide the new registered office of the Company. They also remove provisions applicable only when the Goldman Sachs Group, Inc. (“Goldman”), which owned a majority of the Company prior to its initial public offering but now owns approximately 20%, owned over 35% of the Company’s voting equity, including the ability of stockholders to act by written consent and of the Board to amend certain sections of the Bylaws only upon Goldman’s consent. In addition, the Bylaws include revised indemnification provisions to provide its officers and directors more certainty of indemnification and advancement of expenses in an indemnifiable case, which benefits the Company’s stockholders by allowing the Company to attract and retain high quality individuals to serve it. The foregoing description of the Bylaws is qualified in its entirety by reference to the full and complete text of the Bylaws, a copy of which is attached as Exhibit 3.2.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.2.1	Amended and Restated Bylaws of Benefitfocus, Inc., as adopted by the Board of Directors on September 15, 2016.

99.1	Press release dated September 19, 2016 regarding the employment of Mr. Laborde.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: September 19, 2016	/s/ Raymond A. August
Raymond A. August
President and Chief Operating Officer